EXHIBIT 1

CONTROLLED COMPANIES

NAME OF CONTROLLED COMPANY	JURISDICTION OF INCORPORATION	CATEGORY
Anfield Ltd.	ISRAEL	CO
Artemis Asset Holding Limited	CAYMAN ISLANDS	CO